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EDITED TRANSCRIPT

DRE - Q2 2015 Duke Realty Corp Earnings Call

EVENT DATE/TIME: JULY 30, 2015 / 7:00PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

Ron Hubbard *Duke Realty Corporation - VP-IR*

Denny Oklak *Duke Realty Corporation - Chairman & CEO*

Jim Connor *Duke Realty Corporation - Senior EVP & COO*

Mark Denien *Duke Realty Corporation - EVP & CFO*

CONFERENCE CALL PARTICIPANTS

Juan Sanabria *BofA Merrill Lynch - Analyst*

Manny Korchman *Citigroup - Analyst*

Vance Edelson *Morgan Stanley - Analyst*

Brendan Maiorana *Wells Fargo Securities - Analyst*

John Guinee *Stifel Nicolaus - Analyst*

Ki Bin Kim *SunTrust Robinson Humphrey - Analyst*

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Duke Realty quarterly earnings conference call. (Operator Instructions). As a reminder, this conference is being recorded. I would now like to turn the conference over to Ron Hubbard, VP Investor Relations. Please go ahead.

Ron Hubbard - *Duke Realty Corporation - VP-IR*

Thank you, Linda. Good afternoon, everyone, and welcome to our second-quarter earnings call. Joining me today are Denny Oklak, Chairman and CEO, Jim Connor, Chief Operating Officer, and Mark Denien, Chief Financial Officer.

Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors, we would refer you to our December 31, 2014 10-K that we have on file with the SEC.

Now for our prepared statement, I will turn it over to Denny Oklak.

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Thank you, Ron. Good afternoon, everyone. Today I will highlight some of our key accomplishments for the quarter and then Jim Connor will give you an update on our leasing and development activity. I will review our asset recycling transactions and Mark will then address our second-quarter financial performance and balance sheet.

We signed 4 million square feet of leases and finished the quarter at a 95.8% in-service occupancy rate, the fourth consecutive quarter we have been above 95%. Rent growth on renewal leases was very strong at 15% driven by our industrial assets which grew by 19%.

Same property growth was near the mid 6% level. We started $257 million of new developments across 13 projects at solid yields and closed $1.4 billion in dispositions in the second quarter, both exceeding our expectations for mid-year. We also completed the previously announced $500 million bond tender offer that significantly bolstered our balance sheet. By all accounts, this represents a very strong quarter.

Now I will turn it over to Jim to give a little more color on our leasing activity and development pipeline.

Jim Connor - *Duke Realty Corporation - Senior EVP & COO*

Thanks, Denny. Good afternoon, everyone. From an operational standpoint, we had a solid quarter of leasing at 4 million square feet, as Denny noted. While this is down from quarterly historic norms, it's a reflection of continued record high occupancies in our portfolio with little space left to lease.

Total in-service occupancy ended at 95.8%. This is down just a bit from previous quarter, as we expected, due to development projects delivered during the quarter that were only 56% leased. Excluding these development projects that were placed in service, we actually increased the occupancy of our stabilized portfolio by 50 basis points. Rental rate growth on renewals continues to improve across the portfolio with a growth of 14.9% which reflects our continued pricing power.

Now I'll touch on some of the key activity within each of our product types. Nationally, the industrial market strength continues with quarterly absorption of 40 million square feet. We were pleased to learn that the year to date absorption pace is similar to the average of the previous two years, a good indication that the markets continue to absorb new supply. Nationwide vacancies for logistics space dropped 20 basis points from the previous quarter to the low 8% range.

In our own industrial portfolio, we completed 3.6 million square feet of total leasing ending the second quarter at 96.3%. Occupancy dipped slightly from the previous quarter, primarily due to a 937,000 square foot speculative facility that delivered during the quarter, a project in which we have good activity for all of the space. Rental rate continues to remain -- excuse me, rental rate growth remains extremely strong with growth in net effective rent and industrial lease renewals of 19% for the quarter.

In medical office, the portfolio continues its positive trajectory with in-service occupancy at 94.9%. That's 80 basis points above a year ago and a historic high for that portfolio. Same property NOI was up 5.7% on a trailing 12-month basis. The pipeline for prospects for new facilities in the medical office space is also seeing an uptick as healthcare systems continue to commit to new expansions.

In development we had a tremendous quarter with $257 million of starts totaling 3.6 million square feet. Two of the larger projects commenced were speculative bulk industrial developments in the Lehigh Valley and in Atlanta, totaling 1.1 million and 615,000 square feet respectively. The submarkets in which both these projects are located are characterized by strong industrial demand fundamentals. In addition, we started eight other industrial projects across 6 markets comprising 1.7 million square feet which were 59% preleased in the aggregate.

In medical office development we had a strong quarter with $73 million in starts. We started two medical office facilities in Denver totaling 92,000 square feet, both 100% preleased for 15 years to a venture between Emerus and SCL Health. The third project was a 76,000 square foot on campus facility in McKinney, Texas that's 50% preleased to Baylor Scott & White Health, one of the leading healthcare systems in Texas. This represents our 17th development deal we've executed with Baylor over the last six years, a testament to our excellent relationship with Baylor.

Our overall development pipeline at quarter end has 27 projects under construction totaling 6.5 million square feet and a projected $547 million in stabilized costs at our share that are 45% preleased in the aggregate. I'll note the previous percentage has dipped a little below our recent average which is a bit impacted by the mix of projects coming in and out of the pool this quarter. In a broader context, our development risk management goal is to be around 50% or greater of the overall pipeline that we preleased. These 27 projects have an initial cash stabilized yield of 7.1% and a GAAP yield of 7.8% which highlights the strong value creation being made for our shareholders.

We also have a deep pipeline of development prospects including many industrial build to suit and substantially preleased MOB projects which will likely bring our leasing pipeline back above 50% in the third quarter, even without considering new additional leasing in the pipeline.

We also continued our strong progress in selling non-strategic land during the quarter. We sold another $35.7 million of non-strategic parcels at a book gain of $16.2 million, bringing our total of land sales year to date to $71 million, already exceeding our initial full year expectations.

And now I'll turn it back over to Denny to cover our asset recycling activities.

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

With respect to investment activity, we closed $1.7 billion of building dispositions during the quarter at an overall average in-place cap rate of 7.0%. These proceeds were primarily the result of the previously announced Starwood suburban office and Midwest industrial portfolio transactions. We have a number of other assets in various stages of the disposition process. A significant portion of our remaining suburban office assets in Cincinnati are under contract and expected to close in the third quarter. We are also marketing some office assets in other markets and a few additional noncore industrial properties.

The current investment sales market remains strong and we believe that continuing to prune the portfolio is a prudent way to fund our development pipeline. With this activity, our disposition expectations for the year have increased which I'll touch on in just a moment.

One acquisition during the quarter was a newly constructed 233,000 square foot modern bulk industrial facility located in West Hills Business Park in the Lehigh Valley Region of Pennsylvania which further expands our presence in that growing market for Duke Realty.

I will now turn the call over to Mark to discuss the financial results and capital plans.

Mark Denien - *Duke Realty Corporation - EVP & CFO*

Thanks, Denny. Good afternoon, everyone. As Denny mentioned, I would like to provide an update on our financial performance and review our capital transactions. Core FFO was $0.28 per share for the second quarter of 2015, compared to $0.31 per share for the first quarter of 2015. The decrease in core FFO was primarily due to carrying a smaller base of properties for the quarter as a result of the significant dispositions Denny just mentioned. Lower interest expense from our significant debt reductions and improved operating fundamentals in our remaining base of properties partially offset this impact.

I would also like to point out that core FFO excludes approximately $7 million of overhead restructuring charges which are primarily comprised of severance changes from staffing changes resulting from the significant reduction in the size of the office portfolio. Our annual guidance for general and administrative expenses does not include these restructuring charges.

We generated $0.25 per share in AFFO for the second quarter 2015, which equates to an AFFO payout ratio of 68% compared to $0.28 per share in the first quarter of 2015. As we have said, we are more focused on AFFO growth than FFO growth, and even with these significant dispositions and significant deleveraging, our AFFO growth for the first six months was 8% and we expect solid AFFO growth for the remainder of the year.

Same-property NOI growth for the twelve and three months ended June 30, 2015, was 6.3% and 6.2%, respectively. These same-property results were driven by both increased commencement occupancy and growth in rental rates. Occupancy growth will slow in the latter half of the year, but we still expect strong rent growth which led to our increase in same-property NOI growth guidance of 75 basis points at the midpoint.

Utilizing our disposition proceeds, we repaid over $1 billion of debt in the second quarter. This included $431 million of unsecured notes that had a weighted average interest rate of 6.8% and seven secured loans totaling $137 million which had a weighted average interest rate of 5.3%.

We also repaid $453 million on our unsecured line of credit, finishing the quarter with no outstanding borrowings on the line and almost $120 million of cash. All of these capital transactions, coupled with our strong operational performance, resulted in continued improvements in our key financial metrics.

Fixed charge coverage for the second quarter improved to 2.9 times. Net debt to EBITDA for the three months ended June 30, 2015 improved to 6.3 times. We expect to see continued improvement throughout the year in these metrics as new developments are placed in service and speculative developments are leased up.

To summarize the transactions and results for the quarter, I will say that we believe we are in a very strong liquidity position and we are well positioned to fund our development pipeline and next debt maturity, which is in March, 2016, without any external capital needs. With that, I'll turn it back over to Denny.

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Thanks, Mark. In review of the first half of the year and outlook for the second half, and given the strong execution on development starts by our team and our ability to take advantage of a continued strong investment sales environment, yesterday we raised our development starts guidance to $550 million to $700 million. That's up $175 million from the original midpoint. We also raised disposition guidance to $1.8 billion to $2 billion, up $250 million from the previous midpoint.

Land sale guidance was increased to $80 million to $120 million, that's up $35 million from the previous midpoint. And due to continued strong overall operating fundamentals, we raised our same property NOI growth guidance to a range of 4.0% to 5.5%, up 75 basis points from the previous midpoint.

As noted in yesterday's earnings release, additional detail on revisions to certain guidance factors can be found in the investor relations section of our website.

So in closing, I'd like to point out that the second quarter of 2015 was another transformational quarter for Duke Realty. The closing of the Starwood office sale as well as our strong level of development starts significantly advance our goal of being a primarily bulk industrial company with an excellent value creation medical office development business. By yearend 2015, those two product types will comprise well over 90% of our business with excellent growth prospects. We also have an excellent balance sheet that we intend to maintain into the future.

Thanks as always to our great team and our loyal shareholders. We will now open up the lines for questions and we ask that participants keep the dialogue to one question or perhaps two very short questions. You are, of course, welcome to get back in the queue. With that, we'll take questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Juan Sanabria.

Juan Sanabria - *BofA Merrill Lynch - Analyst*

Hi, good afternoon. I was just hoping you could speak a little bit about further dispositions you may have planned beyond 2015, what other assets may be considered noncore, and if you could try to help us frame a dollar value around that. And if you have any sort of update on the possibility of having to pay a special dividend. I know some of the gains were deferred the way the transactions were structured.

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Well first of all, I think when you look at dispositions, we're not prepared to give 2016 guidance yet because it's still quite a ways away. But you can see us I think continue to sell the remaining office product that we have. As we said, we're really downsizing that business. Not -- there won't be a tremendous amount left after the end of 2015, but there will still be some. And some of those are in joint ventures which will just kind of roll off over time and not necessarily in 2016.

And also, I think you'll see us perhaps strategically take advantage, if the market stays the way it is today, to harvest some value form the existing industrial portfolio in a few cases. So that's a general trend and again, I think we have to wait until we get closer to 2016 to give you real guidance.

And then as far as a special dividend goes, I'll turn that over to Mark to answer that one.

Mark Denien - *Duke Realty Corporation - EVP & CFO*

Yeah, you know, as we've really said for the last three or four months, it's going to be difficult to really pin a number down until we get really out into September which is when the 1031 period expires on some of the proceeds. But I would say that that's not a material portion of it.

I think your comment about deferring a substantial portion of the gain on the Starwood transaction through the seller financing is a point that a lot of people lost sight of. That does defer a significant portion of the gain into '16 and really helps our position.

The other point that I think people don't clearly understand are the tax strategies that we have available to us to accelerate some depreciation and take advantage of some things like that. So long story short, we don't have a number yet, but I would tell you that if there is a special dividend, I don't think it will be significant at all.

Operator

Manny Korchman.

Manny Korchman - *Citigroup - Analyst*

Hey, guys, good afternoon. Just looking at your development schedule in your supplemental and you offer this box of projected value creation with a blended 5.94 cap rate. I was wondering if you could share with us the assumptions by property type for what you think the caps are for value creation perspectives.

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Well I'll start and then I'll let Jim chime in as well, Manny. I mean I guess I would tell you that we look at from a margin perspective. And I would tell you that probably the highest margin right now in that value creation is on the office side, but it's obviously a very low number. It's really one or two projects. It's a spec project we have down in Florida. But when you look at both the medical office and the industrial, they're really pretty consistent. They're in the high teens to a low 20% range.

Jim Connor - *Duke Realty Corporation - Senior EVP & COO*

Yeah, Manny, I would add to that it's not only driven by the product type, but it's driven by the specific market. So clearly exit cap rates in Southern California are going to be different than perhaps Indianapolis. The on campus 100% leased medical office are going to be different than those that have a lease up component to them. But we go through a building by building breakdown to come up with that. The point, as we've shared with you guys consistently at all of our investor meetings, is we've got a great track record of basically producing about 20% margins on all of our development year over year and we continue to see that trend.

Manny Korchman - *Citigroup - Analyst*

Okay, then if we just switch to your land position, from a geographic perspective, do you think you're appropriately positioned or should we see you buying more land over the next quarters or months?

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Well I think you'll see our long term trend is to continue to try and reduce our overall land holdings. We've got a pool of land that we've determined to be non-strategic that we're holding for sale, that's out being actively marketed. That's a lot of what you saw us sell this quarter and we hope to continue to report significant sales like that in the second and third quarter. And then we're also monetizing additional land through our new development. We have been buying land, but the good news is we're selling and developing a lot more land than we're buying, so net-net, we're reducing our overall land holdings and we hope to continue to be able to do that.

Operator

Vance Edelson.

Vance Edelson - *Morgan Stanley - Analyst*

Great, thanks for taking the questions. So with your own occupancy already very solid on the industrial side as you mentioned, would you say that competitor occupancies are starting to catch up, especially among some of the more mom and pop or local type players in your markers? And is that part of what's driving the strong rental rate growth on renewals? Is that helping at all?

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Yeah, I think so. I think we could saw a rising tide raises all ships. As everybody's occupancy continues to go up, demand continues to outpace supply nationally. We saw overall industrial vacancies decline another 20 basis points. So everybody is taking advantage of that opportunity, it's just a function of how aggressively you want to push on a rental rate side. We've just come off a great quarter where our teams have really been able to push, particularly on the renewal side. You saws with those numbers we posted.

Vance Edelson - *Morgan Stanley - Analyst*

Okay, fair enough. And then just a quick follow-up, the retention rate was a little lower at 67% versus recent quarters. When you do lose tenants, can you give us a feel for the mix of reasons? Is this increasingly you nudging them out or are they telling you they're moving to cheaper space? Or are they struggling in this economy? What are some of the more typical reasons?

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Probably the number one reason for us, which is, again, a function of the high occupancy, is not having available space to be able to accommodate just the organic growth or consolidations of existing tenants. That's why you see in some of the markets where we have extremely high occupancy, we have to build spec space just to be able to handle organic growth within the portfolio. We do have some tenants that are not comfortable with the rental rates that we're able to push, and those are seeking less expensive space alternatives. But we're able to backfill that space at today's market rent, so we're comfortable taking that risk which is what our guys are out there doing every day.

Jim Connor - *Duke Realty Corporation - Senior EVP & COO*

Vance, I would point out, too, the 67% as a raw, as a percentage is a bit lower than what we've been running at. But the amount of space we had rolling was also very low, so I wouldn't read too much into that number. The gross square feet that did not renew is just not a big number.

Vance Edelson - *Morgan Stanley - Analyst*

Okay, that's good color. Thanks, guys.

Operator

Brendan Maiorana.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Thanks. Good afternoon. I don't know if this is Mark or Denny, but so you guys have more assets that it sounds like you'd like to sell and maybe you're going to be opportunistic and sell into a strong pricing market. Your debt to EBITDA is in the low 6s now, which is what I think you guys had targeted a few years ago when you sought to improve the balance sheet. As you think about balance sheet going forward, leverage outlook, do you think leverage maybe moves even lower over the next year or two and you kind of head into whenever the downturn of the cycle hits with an even lower leverage? Or do you think you kind of hold flat from where you are now?

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Well, Brendan, I'll start and then Mark can chime in. I would say a lot of it probably depends on the level of our development pipeline. Because we still think today that it's a really good use of those disposition proceeds to put it back into the development pipeline. So as long as that pipeline holds up, I think our sales are kind of going to be in line with that going forward for at least the near term future here. And then just as far as the overall balance sheet, I'll let Mark comment.

Mark Denien - *Duke Realty Corporation - EVP & CFO*

Yeah, I agree with Denny. I think I have to agree with Denny, but I do anyway.

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Either that or you're fired (laugh).

Mark Denien - *Duke Realty Corporation - EVP & CFO*

That's what I said. I said I think I have to agree with Denny. I think you could, Brendan, see it get a little bit better from where it is right now over the next 12 months or so. Like Denny said, it all really depends how quickly or how much that moves based on the development pipeline is probably the biggest factor right now. I don't think you'll see it going north of where it is, but you could see it going, getting even better from where it is now and then we'll be positioned when the next downturn comes, whenever that is, to take advantage of other opportunities.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

So if I hear you guys right, it sounds like your disposition outlook has driven maybe a bit more by the opportunities that are on the development pipeline, not about maybe selling assets that you think have value that's maximized if you don't really have a great use of those proceeds?

Mark Denien - *Duke Realty Corporation - EVP & CFO*

No, that's not what I meant to say if you understood it that way, Brendan. I think we know kind of the assets we want to sell, but whether we use those proceeds to pay down debt or fund development is the real question. So again, it really depends on how big our development pipeline is. So it could go either way.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay, thanks for the clarification. I'll get back in the queue. Thanks.

Operator

(Operator Instructions). John Guinee.

John Guinee - *Stifel Nicolaus - Analyst*

Hi. I was just looking at your joint venture page and you sold one of the Texas Dugan JV I guess. Where are you on Chambers Street? I think they're about to be merged in with Gramercy and you've got an 80/20 JV with them.

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Yeah, John, I mean we've pared that joint venture down pretty significantly, too, over the last couple of years. They bought us out of some of the assets so they now own them 100%. And we, the joint venture sold some assets, so for the most part, it's just some industrial, single tenant industrial buildings left in there. I have to say that at this point in time we really haven't had any detailed discussions with whoever is going to be running the new combined company as to what's there. And again, so almost everything in there, I think there's maybe still a couple of office buildings left, but most of it is build-to-suit industrial. So our sense today is that joint venture is just going to keep going.

John Guinee - *Stifel Nicolaus - Analyst*

Is there a buy-sell at a date certain?

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

No, there isn't. Not an overall buy-sell. There's some provisions that if one partner wants to sell, there's provisions as to how it works, but there's not really a buy-sell.

John Guinee - *Stifel Nicolaus - Analyst*

Gotcha. Thank you very much.

Operator

Juan Sanabria.

Juan Sanabria - *BofA Merrill Lynch - Analyst*

Hi, thanks again for taking the question. Just with regards to your current land bank, how much development opportunity does that allow you to do over time? And at the current land prices, if you had to go out in the market and sort of replenish, keeping in mind you are trying to sell some land, what type of returns would you be able to generate at the current market rents?

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Well Mark is flipping pages to pull up the development capacity.

Mark Denien - *Duke Realty Corporation - EVP & CFO*

Yeah, so from a development perspective, we could develop about 37.5 million square feet on the land that we have. And I guess I would start, I'll start with the value perspective and I'll let Jim chime in. I don't really have a yield number or anything like that, because as Jim said earlier on another question, that really varies market by market. But I would tell you from a value perspective, we believe our book basis in that land is probably under market value by 15%, 20% or so, give or take.

Jim Connor - *Duke Realty Corporation - Senior EVP & COO*

Well I wanted to answer it differently. I would tell you that if you look at the gains this quarter based on the sales, we've got a great basis at all our existing land. Your question about opportunities to buy land in the future for future development, I would tell you again, if you look at our development track record and the overall margins, we're not interested in buying land going forward and reducing those margins. So any land that we buy, the development models and the rents that are supporting those that we're putting together have to be consistent with those margins. Which as we've been able to show you guys have been 18% to 20% over the last few years and we don't anticipate buying land that's going to reduce that.

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

The only other thing I would add is that virtually all that land, those developable square feet that Mark mentioned, is industrial.

Juan Sanabria - *BofA Merrill Lynch - Analyst*

Okay. Just a quick question on the MOB leasing spreads. Anything unusual that drove that pretty high number this quarter? Anything -- or is it just a smaller sample size and we shouldn't necessarily read too much into it?

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

I think it's -- that's such a stable portfolio, it's a fairly small sample size, so I don't -- I wouldn't read much into it beyond that.

Operator

Ki Bin Kim

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

Thanks. Could you just comment on your projected lease spreads throughout this year? Actually, maybe more importantly next year. Does the vintage of leases become more favorable next year versus this year? Just trying to get a grasp of how things might trend going forward.

Mark Denien - *Duke Realty Corporation - EVP & CFO*

Yeah, Ki Bin, I'll take that, or start with that. The deals that we did in the second quarter, about 55% of the deals that we signed in the second quarter were rollovers that were originally signed between 2009 and 2001. So a little over half. As we look forward for the next 18 months, which is how

we look at it I think we've said pretty consistently, the vintage of leases from 2009 to 2011, for the next 18 months, represent 38% of the leases rolling. So you can see that what I'll call the trough period leases are starting to get smaller as a sample size than what we're going to be doing. So I think it's fair to think from that then that that 19% industrial renewal rate that we had this quarter, it will be harder to sustain probably 19%. But I would also point out that even the deals that we did that were not signed in the trough, we're still getting good rent growth on all the deals. But 19% is probably going to be hard to beat for the next 12 to 18 months.

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

Okay, that's helpful. And just second question, care to comment on the IIT portfolio that GLP is in talks to take down? I mean obviously that's a big portfolio for your company to have absorbed, but just curious if you've had a chance to look at it, any thoughts regarding that will be helpful.

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Yeah, Ki Bin, we did take a look at that. They've been working, I would say IIT has been working on trying to get something done for I would say at least 18 months, maybe a little longer than that. So back early on in that process we were either asked or invited, or however you want to put it, to look at it. And we did look at it. But at the time, the pricing wasn't, that they were expecting, really wasn't in the ballpark of what we were willing to pay. So we are familiar with the portfolio, I would say it's a good portfolio generally speaking. So good transaction I guess is what I'd said. I think it's sort of, again, sort of sets the pricing of what's going on in the industrial space today. There's been a lot of significant and smaller transactions out there and it certainly shows I think that these cap rates are definitely holding in the industrial space today.

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

And just hypothetically, if you did end up buying a portfolio of that similar size, would it be in theory just fully on balance sheet or would you typically seek like a capital partner for such a size, for that kind of size portfolio?

Denny Oklak - *Duke Realty Corporation - Chairman & CEO*

Well I think that's pretty hypothetical, Ki Bin, so I'm not sure how to answer that. But I guess I would say it depends. It would depend on the portfolio, it would depend on the pricing, it would depend on the timing, where our share prices were trading, and what our net asset value was, and a lot of different things as to what we would try to do if there was a portfolio out there like that.

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

Okay, that's it for me. Thank you.

Operator

Brendan Maiorana.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Thanks. Jim, so on the development -- you mentioned development pipeline you'd like to keep it around 50% preleased. You're a little bit below that now. Is that -- does that 50% threshold or target or whatever vary by property type? Because it feels like your MOB stuff is largely build to suit and it looks like you've done a little bit more on the spec side with industrial just over the past couple of quarters.

Jim Connor - *Duke Realty Corporation - Senior EVP & COO*

No, that goal is a goal in aggregate and it's made up of those two components. The medical side is historically much higher. We haven't seen -- I don't think we've seen any development opportunities in medical where the preleasing component was less than 50%. Most of those are really averaging probably 75% preleased by the hospital system. Anything that we would contemplate off campus but aligned would still have to be 100% leased. So that's the trend that we're seeing going forward in our healthcare portfolio so I think you'll continue to see that at those same kind of levels.

And on the industrial, we've gotten comfortable with where our portfolios are in some of these different markets. We've continued to see demand outpace supply, so the timing was such that we had a couple more spec projects this quarter and a couple of large ones, so we saw that that was going to dip down. I think we alerted most of the analyst investment community to that at NAREIT that that was probably going to dip down this quarter. But looking at the pipeline, I think we expect that to come back in the third and fourth quarter to levels that we're comfortable with.

Mark Denien - *Duke Realty Corporation - EVP & CFO*

The other thing I would point out on that preleasing, we quote those numbers on a square foot basis. So -- and because we have a high dollar per foot investment in the MOB, if you looked at it on a dollar investment basis, it's actually higher than the way we report as far as our preleasing percentages. So that's another thing we kind of keep in mind, too.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay, yeah, that's a good point, thanks, Mark. And then, Jim, maybe just to follow up on that, from a market perspective, are there any markets where you feel like you'd be uncomfortable doing spec either from a market or submarket perspective just given where the supply demand dynamics may be?

Jim Connor - *Duke Realty Corporation - Senior EVP & COO*

Yeah, there's a few of them. There's a few of them out there. A lot of it is, first and foremost it's driven by the performance of our overall portfolio. Where we are as an entire company, where we are in that particular city and where we are in that particular submarket. But we've been asked that question from time to time. We would be a little uncomfortable right now doing a big spec project in Dallas for example. We're watching Houston and the Inland Empire fairly closely. But in all three of those markets, they posted very good net positive absorption numbers for the second quarter. So the trend line continues to be good. But there's a lot of spec space out there in those markets so we're watching those.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Sure. Okay. Thanks, guys.

Operator

(Operator Instructions).

Ron Hubbard - *Duke Realty Corporation - VP-IR*

I'd like to thank everyone for joining the call today. We look forward to reconvening during our third quarter call tentatively scheduled for October 29th. Thank you, everyone.

Operator

Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation. You may now disconnect.